Exhibit 10.2

ChowChow Cloud International Holdings Limited

Unit 03, 23/F, Aitken Vanson Centre,

No. 61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong

+852 9622 6161

March 28, 2024

Mr. Yee Kar Wing

Re: Director’s Agreement

Dear Mr. Yee Kar Wing:

ChowChow Cloud International Holdings Limited (the “Company”), is pleased to offer you a position as an executive director on its board of directors (the “Board”). This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide and subject at all times to applicable laws, including the Companies Act (Revised) of the Cayman Islands (the “Applicable Laws”) and the memorandum and articles of association of the Company for the time being, as amended, modified or supplemented from time to time (the “M&A”).

1. Term.

Your appointment shall be effective as of March 28, 2024. Your term as director shall be terminated in accordance with Section 8 below or when your successor is duly elected and qualified (the “Termination”). You shall be employed by the Company for an initial term of three (3) years (the “Initial Term”) on the terms and conditions contained in an employment agreement to be entered into between you and the Company (the “Employment Agreement”). Upon the expiry of the Initial Term, your employment with the Company shall automatically be renewed on a year-to-year basis on the terms of the Employment Agreement or otherwise on such terms and conditions as the parties may agree in writing.

2. Services. You shall render services as a director of the Company, and shall be responsible for the roles under the position as chairman of the Board, which shall include, amongst others:

(a)	representing the interests of the shareholders of the Company and acting as chairman in Board discussions;
(b)	performing the duties and exercise the powers which the Board may from time to time properly assign to you in your capacity as a director or chairman in connection with the business of the Company to the best of your skill and ability;
(c)	doing all in your power to promote, develop and extend the business of the Company and at all times and in all respects conforming to and complying with the proper and reasonable directions and regulations of the Board;
(d)	reviewing the performance of the Company;
(e)	assisting with developing the Company’s future strategy and future direction; and
(f)	exercising your best endeavors to procure the Company’s compliance with the listing rules and regulations of the SEC or NYSE American, the M&A and all other Applicable Laws which are binding on or applicable to the Company.

You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone, Zoom or another online meeting or otherwise virtual meeting platform. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Conflicts of Interest. You agree that during the term of this Agreement, and for a period of one (1) year after the Termination, you shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that you may continue your current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing your relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of your obligations to Current Affiliations. You represent that nothing in this Agreement conflicts with the terms and agreements governing your relationship with Current Affiliations.

4. Cash Reimbursement. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance for so long as you serve as a Director, and thereafter for so long as you may be subject to any possible claim or proceeding by reason of fact that you were a director of the Company.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company, its consolidated subsidiaries and its consolidated affiliated entities (the “Group”) is engaged; or

b. Any information that is related to the business of the Group and is generally not known by non-Group personnel, including in particular lists or details of customers, suppliers of the Group, or working of any process, technology, invention or methods carried on or used by the Group in respect of which the Group is bound by an obligation of confidence to any third party or any financial or trading information or such other trade secrets relating to the Group, information which you might receive or obtain in relation to the Group’s business such as the Group’s finances, customers, clients or suppliers.

By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by you during the term of this Agreement in relation to the business, finances or affairs of the Group and all other property belonging to the Group, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except for necessary disclosure in the course of your business relationship with the Company or required by the Applicable Laws. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company or required by the Applicable Laws, and that the provisions of this Section 7.4 shall survive the termination of this Agreement.

8. Termination and Resignation. Your membership on the Company’s Board may be terminated:

a. for any or no reason at a meeting called expressly and duly constituted in accordance with the Company’s Articles of Association for the purpose of termination by (i) a simple majority of votes of shareholders that are entitled to vote in person or by proxy, or (ii) approval in writing by all of the shareholders entitled to vote in one or more instruments each signed by one or more of the shareholders;

b. for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within two months from its date of delivery, then your Resignation shall be deemed to be accepted by the Board; or

c. for good cause, which shall mean any one or more of the following as determined in the reasonable discretion of the Company: (1) a continuing material breach or material default by you of the terms of this Agreement, except for any such breach or default which is caused by physical disability as determined by a neutral physician; (2) gross negligence, willful misconduct or continuing failure to perform your Duties; and (3) the commission by you of an act of fraud, embezzlement or any felony or other crime of dishonesty in connection with your Duties or which would materially and adversely affect the business reputation of the Company.

Upon the effective date of the termination or Resignation, the Company is obliged to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9. Indemnification. Concurrent with the execution of this Agreement we shall enter into the Indemnification Agreement attached hereto as Exhibit B and incorporated herein by this reference.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the Cayman Islands without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

11. Dispute Resolution. Any dispute arising out of, in connection with or relating to, this Agreement shall be resolved through arbitration pursuant to this Clause 11. The arbitration shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force at the time of the arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties by electronic mail in “portable document format (.pdf)” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart manually or electronically (such as via Adobe Sign and DocuSign) and deliver the executed counterpart via electronic means to the other Party. The receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received. Such electronic signatures (such as Adobe Sign and DocuSign) shall be recognized and construed as secure electronic signatures pursuant to the Electronic Transactions Act (Revised) of the Cayman Islands and such signatures shall be deemed to be original and binding signatures for all intents and purposes. The Parties agree that this document, if executed in accordance with this Clause 12, shall be valid, accurate and authentic, and given the same effect as, a written and signed document between the Parties in hard copy or “wet ink” signatures.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

ChowChow Cloud International Holdings Limited

By:
Yee Kar Wing
Chairman of the Board and Chief Executive Officer

AGREED AND ACCEPTED BY

Yee Kar Wing
Executive Director

Exhibit A List of Current Affiliations

1.	Vigorous Elite Holdings Limited
2.	Sereno Cloud Solution HK Limited

Exhibit B Indemnification Agreement

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